UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 13, 2010

(Date of earliest event reported: September 13, 2010)

MF Global Holdings Ltd.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33590	98-0551260
(Commission File Number)	(IRS Employer Identification No.)

717 Fifth Avenue New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 589-6200

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

June 9, 1958

On August 9, 2010, MF Global Holdings Ltd. (the “Company”) entered into an employment agreement (the “Agreement”) with Bradley Abelow to be the Chief Operating Officer of the Company. Mr. Abelow, age 52, most recently was a Founding Partner in NewWord Capital Group, LLC (“NewWorld”), a private equity firm investing in the environmental sector. Before co-founding NewWorld, he served as Chief of Staff to Jon S. Corzine, Governor of the State of New Jersey and our current Chairman and Chief Executive Officer. Prior to his service as Chief of Staff, Mr. Abelow served as New Jersey State Treasurer.

Before serving in New Jersey State government, Mr. Abelow was a partner and managing director of The Goldman Sachs Group (“Goldman Sachs”) where he held a variety of senior leadership positions. From 2000-2005, Mr. Abelow managed Goldman Sachs’ Operations Division which was responsible for the global processing and corporate services functions of the firm. Earlier, Mr. Abelow was responsible for Goldman Sachs’ Operations, Technology, Risk and Finance functions in Asia, while based in Hong Kong. Mr. Abelow does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company nor has he engaged in any related-party transactions with the Company.

The Agreement is for a fixed term ending on the close of business on March 31, 2013. The Company may elect to the extend the term of the Agreement for successive two year periods on six months’ advance notice. The financial terms of the Agreement include: (1) an initial base salary of $1.5 million per year; (2) an annual target cash bonus of $1.5 million with a minimum cash bonus of $1.5 million for the fiscal year ending March 31, 2011; (3) an annual target equity award bonus of $1.5 million; and (4) as an inducement to his employment with the Company, a stock option to purchase 1.75 million shares of common stock at an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on September 13, 2010, and which vests in one-third increments on each anniversary of the grant date. The term of this option grant is for seven years.

Under the terms of the Agreement, if Mr. Abelow terminates in connection with the non-renewal of the Agreement, the Company is not obligated to pay any cash severance payments but Mr. Abelow will receive the bonus earned for the year ending on the expiration of the Agreement. Any service-based vesting paid as part of the bonus for the two years prior to a termination in connection with the non-renewal of the Agreement will be deemed satisfied unless the Agreement is not extended at Mr. Abelow’s election, in which case a portion of such awards may be forfeited.

If Mr. Abelow’s employment is terminated without “cause” or resigns for “good reason,” he is entitled to receive, in addition to any unpaid salary and any earned but unpaid bonus, the following: (1) a pro rata bonus for the year in which his termination occurs based on achievement of the actual performance goals; (2) a lump sum cash severance payment equal to two times his base salary and annual target cash and equity award bonuses;

(3) lapse of all service-based vesting and non-performance-based exercise conditions on outstanding equity awards; (4) for up to 18 months, a monthly cash payment equal to the applicable COBRA premiums; and (5) continued life insurance coverage for two years after his termination. Any payments made or benefits provided in connection with a change in control that are subject to the excise tax imposed by section 4999 of the Internal Revenue Code will be reduced to one dollar less than the amount that would subject the executive to the excise tax, unless Mr. Abelow would receive a larger net after-tax benefit if no reduction occurred, in which case Mr. Abelow will receive the full amount of payments and benefits and be responsible for any resulting excise tax.

Upon a termination due to death or disability, Mr. Abelow is entitled to the benefits described in (1) and (3) in the previous paragraph and a lump sum cash payment equal to one times his base salary. The payments and benefits provided in connection with a termination of Mr. Abelow’s employment are conditioned on his execution of a general release of claims.

The Agreement contains non-competition and non-solicitation provisions that apply during the term of the Agreement. These provisions extend for a six-month period beyond Mr. Abelow’s termination of employment. The Company must pay Mr. Abelow a lump sum payment equal to $2 million for the non-competition provisions to apply following a termination of employment in connection with the non-renewal of the Agreement. For two years following Mr. Abelow’s employment, he is also obligated to provide the Company with information and assist in the defense or prosecution of claims made by or against the Company.

The terms of Mr. Abelow’s employment are qualified in their entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 and are incorporated into this Item 5.02 by reference.

Item 9.01	Exhibits

(a)	None

(b)	None

(c)	None

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement between MF Global Holdings Ltd. and Bradley Abelow, dated August 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MF GLOBAL HOLDINGS LTD.

Date: September 13, 2010	By:	/S/ LAURIE R. FERBER
Laurie R. Ferber
General Counsel